Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Scott Weaver	Gary Hanson
(915) 534-1400	(915) 534-1400

WESTERN REFINING AMENDS CREDIT FACILITIES

EL PASO, Texas – November 24, 2009 – Western Refining, Inc. (NYSE:WNR) today announced that it has amended its credit facilities to adjust certain financial covenants starting with those for the quarter ended December 31, 2009.  The amounts available under the existing facilities were unchanged by the amendments.

“We are pleased to have completed these amendments, which provide our company with additional financial flexibility.  The continued support of our lenders demonstrates their confidence both in Western and in our ability to manage through the current refining environment.  We appreciate their support and will continue to take the appropriate steps to further enhance our capital structure,” said Paul Foster, Western’s Chief Executive Officer.

The amendments and details of the new credit facility will be more fully described in a current report on Form 8-K that the Company will file with the Securities and Exchange Commission.

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western has a refinery in El Paso, two refineries in the Four Corners region of northern New Mexico and a refinery in Yorktown, Virginia. Western’s asset portfolio also includes refined products terminals in Albuquerque, New Mexico and Flagstaff, Arizona, asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque and El Paso, retail service stations and convenience stores in Arizona, Colorado and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas and Utah. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements. The forward-looking statements contained herein include statements about future additional financial flexibility, the Company’s ability to manage through the current refining environment and the Company’s ability to take appropriate steps to further enhance the Company’s capital structure. These statements are subject to the general risks inherent in our business and reflect our current expectations regarding these matters. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations and cash flows. For additional information relating to the uncertainties affecting Western’s business you are referred to our filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.